Exhibit 99(2)

2012 Third Quarter Earnings Conference Call

Thank you Jay and welcome to our third quarter conference call.  I will make a few brief comments after which John Rielly will review our financial results.

First, I would like to express our deep concern for the people suffering from the devastation caused by Hurricane Sandy.  Our company is doing all that we can to help meet the public’s energy needs in the wake of this storm. I want to thank the Hess employees who have worked around the clock to quickly open and supply 177 of our 186 Hess stations in New York City, Long Island and New Jersey.  Hess has had a long history of doing whatever it takes to meet the demand for energy during times of crises.  I also want to recognize and thank both New York City Mayor Michael Bloomberg and New Jersey Governor Chris Christie and their staffs for their outstanding leadership during this difficult period.

Now, I would like to provide an update on the progress we have made since our July call.  As to future funding, we continue to believe that, at current oil prices, the gap between operating cash flow and capital expenditures should peak this year at about $3 billion, moderate in 2013 due to lower spending and approach a balance in 2014.  We also expect that this deficit will be largely met through asset sales.  Since July, we have announced the sale of our interests in Azerbaijan for $1 billion and the Beryl Field in the United Kingdom for $525 million, which together with previously announced asset sales, bring the year to date total to $2.4 billion.  We have significant additional divestitures either underway or in the early planning stages.  We expect these sales will be completed by the end of 2013.  As a consequence of our strategic portfolio reshaping, our reserves and production base will be lower than 2012 levels; however our exploration and production assets will be more focused and lower risk, and offer higher growth and financial returns.

Next I would like to discuss our financial and operating performance.  Net income for the third quarter of 2012 was $557 million.  Excluding non-recurring items, earnings were $495 million versus $379 million for the third quarter of 2011.  Our earnings were positively impacted by higher crude oil sales volumes and improved Marketing and Refining results and negatively impacted by higher operating costs in Exploration and Production.

Exploration and Production reported net income of $608 million.  Crude oil and natural gas production averaged 402 thousand barrels of oil equivalent per day, a 17 percent increase over the year ago quarter.  This increase was primarily the result of higher production from the Bakken in North Dakota and Libya.

Net production from the Bakken averaged 62 thousand barrels of oil equivalent per day in the third quarter, an increase of 94 percent over the year ago quarter, and we shipped approximately 37 thousand barrels per day of crude oil from our Tioga rail loading facility to higher value markets, improving our price realizations.

In addition, we are currently evaluating the feasibility of building a rail unloading facility at our Port Reading, New Jersey complex to market Bakken crude oil on the East Coast.

At the Waha Fields in Libya, production averaged 23 thousand barrels of oil equivalent per day in the third quarter.  The fields were shut-in during the third quarter of 2011 due to civil unrest in the country.

At the Valhall Field in Norway, net production averaged 6,500 barrels of oil equivalent per day in the third quarter. The field was shut-in July 29th to complete major field redevelopment work.  This work is now expected to be completed in mid-December after which production will resume.

With regard to exploration, Hess concluded drilling operations on the Almond prospect in Ghana.  The well resulted in a discovery, encountering approximately 50 net feet of oil pay.  We are currently taking a drilling break to incorporate results of the 2012 drilling program into our subsurface models and we plan to drill two additional wells, the first of which should spud later in the fourth quarter.

In the deepwater Gulf of Mexico, we spud the Ness Deep well on Green Canyon 507 on June 12th.  Ness Deep is a Miocene prospect in which Hess has a 50 percent working interest.  BHP holds the remaining 50 percent and is the operator.  This well is anticipated to reach total depth during the fourth quarter.

Turning to Marketing and Refining, we reported net income of $53 million for the third quarter of 2012.  Refining generated earnings of $18 million compared to a loss of $38 million in last year’s third quarter.  Marketing earnings were $17 million compared to $41 million in the year ago quarter.  Gasoline volumes on a per site basis were down approximately 2 percent and total convenience store sales were down nearly 7 percent versus last year’s third quarter, reflecting the continued weak economy.  In Energy Marketing, electricity and oil volumes were lower versus last year, while natural gas volumes were higher.

In summary, we are confident that our strategic portfolio reshaping – unlocking value from asset sales and redeploying the proceeds into lower risk, higher return investments – will deliver improved financial performance and create value for our shareholders.

I will now turn the call over to John Rielly.

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